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                                                                   EXHIBIT 10.31
                                                                  EXECUTION COPY

                            SHARED SERVICES AGREEMENT

         This Shared Services Agreement (this "Agreement") by and among Dex Media, Inc., a Delaware corporation ("Dex Media"), Dex Media East LLC, a Delaware limited liability company ("East") (f/k/a SGN LLC), Dex Media West LLC, a Delaware limited liability Company ("West") (f/k/a GPP LLC), and any direct or indirect Subsidiary of Dex Media that becomes a party hereto, is effective as of December 31, 2003 (the "Effective Date"). Each of the signatories hereto is individually a "Party" and collectively the "Parties".

                                    RECITALS

         A. Qwest Communications International Inc., a Delaware corporation ("Qwest"), Qwest Services Corporation, a Colorado corporation ("QSC"), Qwest Dex, Inc., a Colorado corporation ("Qwest Dex") and Dex Holdings LLC, a Delaware limited liability company ("Buyer") have entered into that certain Purchase Agreement (the "LLC Purchase Agreement") dated as of August 19, 2002 pursuant to which Buyer's designee purchased all of the outstanding limited liability company interests of East.

         B. In connection with the LLC Purchase Agreement, Qwest, QSC, West, and Buyer entered into that certain Purchase Agreement, dated of even date therewith (the "LLC II Purchase Agreement"), pursuant to which Qwest has agreed, subject to the terms and conditions set forth therein, to: (i) contribute certain of its assets and liabilities to West; and (ii) sell all of the outstanding limited liability company interests of West to Buyer following such contribution (the "Second Closing").

         C. In connection with the Second Closing, the Parties entered into that certain Shared Services and Employees Agreement, dated as of September 9, 2003 (the "Shared Services and Employees Agreement"), pursuant to which the Parties: (i) made certain arrangements in respect of employees and allocated the costs incurred for such employees; (ii) agreed to provide to each other certain non-employee related services and assets and allocated the costs incurred for such non-employee related services and assets; (iii) allocated the revenue generated under the Advertising Agreement; and (iv) entered into certain other intercompany arrangements, each in accordance with the terms and conditions in the Shared Services and Employees Agreement.

         D. In connection with each of the Dex East Credit Agreement and the Dex West Credit Agreement, Dex Media and East and West respectively agreed to (i) terminate the Shared Services and Employees Agreement; (ii) establish the Employee Company; and
                  (iii) enter into that certain Employee Cost Sharing Agreement, dated as of December 31, 2003, (the

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                  "Employee Cost Sharing Agreement") by and among Employee
                  Company, East and West, each in accordance with the terms and conditions in the Dex East Credit Agreement and the Dex West Credit Agreement.

         E. By execution of this Agreement, the Parties hereby terminate the Shared Services and Employees Agreement pursuant to
                  Section 9.2 thereof.

         F. During the Term, the Parties desire to provide to each other certain non-employee related services and assets as more fully described herein and the Parties desire to allocate the costs incurred for such non-employee related services and assets among them in accordance with the terms and conditions in this Agreement.

         G. During the Term, the Parties desire to allocate the revenue generated under the Advertising Agreement among them in accordance with the terms and conditions in this Agreement.

         H. During the Term, the Parties desire to enter into and facilitate such other non-employee related intercompany arrangements in accordance with the terms and conditions in this Agreement.

                                    AGREEMENT

         In consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the Parties agree, intending to be legally bound, as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         "Actual Cost" means, with respect to any period hereunder, one hundred percent (100%) of the actual, direct, out of pocket cash expenses, calculated in accordance with the provisions relating to the Shared Services Payments (as such term is defined in the Dex West Credit Agreement) in the Dex West Credit Agreement, caused by, incurred or otherwise arising from or relating to (i) the Shared Services and (ii) the Shared Assets, in each case during such period.

         "Advertising Agreement" means the Advertising Commitment Agreement dated the date of the Second Closing between Buyer, East and West on the one hand and Qwest Corporation and Qwest Communications International Inc., on the other hand.

         "Advertising Revenue" means, with respect to any period hereunder, one hundred percent (100%) of the aggregate revenue of Buyer, East and West collectively under the Advertising Agreement during such period.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled

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by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

         "Agreement" has the meaning set forth in the preamble.

         "Allocation Percentage" has the meaning set forth in Section 5.1.

         "Annual Revenue" means for any fiscal year the aggregate revenue of Dex Media on a consolidated basis as reflected on its audited financial statements for such fiscal year.

         "Billing and Collection Agreement" means that certain Billing and Collection Agreement between West and Qwest Corporation, dated the date of the Second Closing.

         "Buyer" has the meaning set forth in the recitals.

         "Change" has the meaning set forth in Section 3.2(a).

         "Change Request" has the meaning set forth in Section 3.2(b).

         "Closing" has the meaning ascribed to such term in the LLC Purchase Agreement.

         "Closing Date" has the meaning ascribed to such term in the LLC Purchase Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

         "Dex East Credit Agreement" means that certain Credit Agreement dated as of November 8, 2002, as amended and restated as of October 31, 2003, among Dex Media, Dex Media East, Inc., East, the lenders from time to time party thereto and JPMorgan Chase Bank as administrative agent, as it may be further amended, modified or supplemented from time to time.

         "Dex West Credit Agreement" means that certain Credit Agreement dated as of September 9, 2003, as amended by the First Amendment dated as of October 31, 2003, among Dex Media, Dex Media West, Inc., West, the lenders from time to time party thereto and JPMorgan Chase Bank as administrative agent, as it may be further amended, modified or supplemented from time to time.

         "East" has the meaning set forth in the preamble.

         "East Business" means the "Transferred Business" as defined in the LLC Purchase Agreement.

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         "Eastern Territory" means the seven state territory comprised of
Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the standard metropolitan statistical area of El Paso, Texas.

         "Effective Date" has the meaning set forth in the preamble.

         "Employee Company" means Dex Media Services LLC, a Delaware limited liability company.

         "Employee Cost Sharing Agreement" has the meaning set forth in the recitals.

         "Governmental Entity" means any government or any regulatory agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Indemnified Party" has the meaning set forth in Section 10.3.

         "Indemnifying Party" has the meaning set forth in Section 10.3.

         "IP Contribution Agreement" means that certain IP Contribution Agreement by and between Buyer, Qwest and East, dated the Closing Date (as defined in the LLC Purchase Agreement).

         "Lease Agreement" means the Lease Agreement between Qwest Business Resources, Inc., as landlord, and East, as tenant, dated the Closing Date (as defined in the LLC Purchase Agreement) for the corporate headquarters located at 198 Inverness Drive West, Englewood, Colorado.

         "Liabilities" means any cost, liability, indebtedness, obligation, co-obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured).

         "LLC Purchase Agreement" has the meaning set forth in the recitals.

         "LLC II Purchase Agreement" has the meaning set forth in the recitals.

         "Loss" means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person; provided, however, that the term "Loss" will not be deemed to include any special, exemplary or punitive damages, except to the extent such damages are incurred as a result of third party claims.

         "Monthly Report" has the meaning set forth in Section 7.2.

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         "New Shared Service" has the meaning set forth in Section 3.3.

         "Notice of Claim" has the meaning set forth in Section 10.3.

         "Party" or "Parties" has the meaning set forth in the preamble.

         "Permitted Businesses" means the telephone and internet directory services businesses and businesses reasonably related, incidental or ancillary thereto.

         "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

         "Professional Services Agreement" means that certain Professional Services Agreement by and between East and Qwest Dex, entered into at the Closing.

         "QSC" has the meaning set forth in the recitals.

         "Qwest" has the meaning set forth in the recitals.

         "Recipient" means any of Dex Media's direct or indirect Subsidiaries in their capacity as a recipient of the Shared Services and/or Shared Assets.

         "Second Closing" has the meaning set forth in the recitals.

         "Service Provider" means any of Dex Media and its direct or indirect Subsidiaries in its capacity as a provider of Shared Services or Shared Assets.

         "Service Standards" has the meaning set forth in Section 8.1.

         "Shared Services" means the centralized services utilizing the (a) the information technology assets and related operations and (b) the general administrative and corporate level services and related assets, in each case that are owned and operated by Dex Media or any of its direct or indirect Subsidiaries and used to provide centralized services with respect to Permitted Businesses conducted by Recipient.

         "Shared Services and Employees Agreement" has the meaning set forth in the recitals.

         "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity ownership interest in excess of 50%.

         "Tax" or "Taxes" means: (i) all state and local sales, use, value-added, gross receipts, foreign, privilege, utility, infrastructure maintenance, property, federal excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Shared Services and the Shared Assets; and (ii) tax-related surcharges or fees that are related to the Shared Services and the Shared Assets identified and authorized by applicable tariffs.

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         "Term" has the meaning set forth in Section 9.1.

         "Transition Services Agreement" means that certain Transition Services Agreement by and between Qwest and East, entered into at the Closing.

         "West" has the meaning set forth in the preamble.

         "West Business" means the "Rodney Transferred Business" as such term is defined in the LLC II Purchase Agreement.

         "Western Territory" means the seven state territory comprised of Arizona, Idaho, Montana, Wyoming, Oregon, Utah and Washington.

                                   ARTICLE II.
                           [INTENTIONALLY LEFT BLANK]

                                  ARTICLE III.
                                 SHARED SERVICES

                  3.1 Services. During the Term, Service Provider will provide Recipient with Shared Services, including without limitation:

                  (a) All of the (i) information technology services, (ii) website management services, (iii) operations and production services and (iv) vendor relationship management services (which are the services that West received, prior to the Second Closing, under the Professional Services Agreement);

                  (b) All of the (i) real estate services, (ii) finance and accounting services, (iii) procurement services, (iv) treasury and trust services, (v) human resources services, (vi) marketing and public relations services, (vii) legal services, (viii) corporate/executive services, (ix) information technology services and (x) data access services (which are the services that Qwest provided, prior to the Second Closing, under the Transition Services Agreement); and

                  (c) All of the billing and collections services for those of West's customers that are not billed under the Billing and Collection Agreement.

                  3.2      Changes to the Shared Services.

                  (a) During the Term, the Parties may agree to modify the terms and conditions of a Service Provider's performance of any Shared Service in order to reflect new procedures, processes or other methods of providing such Shared Service (a "Change"). The Parties will negotiate in good faith the terms upon which a Service Provider would be willing to provide such New Shared Service to Recipient.

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                  (b)      The Party requesting a Change will deliver a
description of the Change requested (a "Change Request") and no Party receiving a Change Request may unreasonably withhold, condition or delay its consent to the proposed Change.

                  (c) Notwithstanding any provision of this Agreement to the contrary, a Service Provider may make: (i) Changes to the process of performing a particular Shared Service that do not adversely affect the benefits to Recipient of Service Provider's provision or quality of such Shared Service in any material respect or increase Recipient's cost for such Shared Service;
(ii) emergency Changes on a temporary and short-term basis; and/or (iii) Changes to a particular Shared Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of Recipient. A Service Provider will notify Recipient in writing of any such Change as follows: in the case of clauses (i) and (iii) above, prior to the implementation of such Change, and, in the case of clause (ii) above, as soon as reasonably practicable thereafter.

                  3.3 New Shared Services. The Parties may, from time to time during the Term of this Agreement, negotiate in good faith for Shared Services not otherwise specifically listed in Section 3.1 (a "New Shared Service"). Any agreement between the Parties on the terms for a New Shared Service must be in accordance with the provisions of Article V and Article VII hereof, will be deemed to be an amendment to this Agreement and such New Shared Service will then be a "Shared Service" for all purposes of this Agreement.

                  3.4 Subcontractors. Nothing in this Agreement will prevent Service Provider from using subcontractors, hired with due care, to perform all or any part of a Shared Service hereunder. A Service Provider will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations it performs through subcontractors, and a Service Provider will be solely responsible for payments due to its subcontractors.

                                   ARTICLE IV.
                                  SHARED ASSETS

                  4.1      Shared IP Rights.

                  (a) Each Service Provider hereby grants to Recipient a non-exclusive, fee-bearing right and license to use the intellectual property and other rights granted or licensed, directly or indirectly, to such Service Provider (the "Shared IP Rights") pursuant to Third Party IP Agreements (as such term is defined in the IP Contribution Agreement) and such other agreements that such Service Provider may enter into or become the beneficiary of from time to time on behalf of East and West (the "Additional IP Agreements"), provided that the rights granted to Recipient hereunder are subject to the terms and conditions of the applicable Third Party IP Agreement or Additional IP Agreement, and that such rights shall terminate, as applicable, upon the expiration or termination of the applicable Third Party IP Agreement or Additional IP Agreement. Recipient shall be licensed to use the Shared IP Rights only for so long as it remains an

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Affiliate of Dex Media. In consideration of the foregoing licenses, Recipient agrees to take such further actions as a Service Provider deems to be necessary or desirable to comply with its obligations under the Third Party IP Agreements and the Additional IP Agreements.

                  (b) For the sake of clarity, the Shared IP Rights do not include any intellectual property assigned to or licensed by a Service Provider pursuant to the IP Contribution Agreement other than the Third Party IP Agreements, it being the intent of the Parties to license such intellectual property to East and West under separate agreements.

                  4.2      Shared Lease.

                  (a) East hereby grants West the right to co-occupy and utilize the "Leased Property" demised to East pursuant to the Lease Agreement (the "Shared Lease").

                  (b) West hereby agrees to be subject to and fully comply with all of the terms, obligations, conditions and provisions of East under the Lease Agreement, as if West were a signatory thereto.

                  4.3 Other Shared Assets. Subject to Section 4.1, each Service Provider hereby grants Recipient the right, license or permission, as applicable, to use and access the benefits under the agreements, contracts and licenses that such Service Provider will purchase, acquire, become a party or beneficiary to or license on behalf of Recipient (the "Future Shared Assets" and collectively with the Shared IP Rights and the Shared Lease, the "Shared Assets").

                                   ARTICLE V.
                                 COST ALLOCATION

                  5.1 Actual Cost Allocation Formula. The Actual Cost of any item relating to any Shared Services or Shared Assets shall be allocated based on the Allocation Percentage. For purposes of this Agreement, "Allocation Percentage" means:

                  (a) To the extent 100% of such item is demonstrably attributable to the Eastern Territory or the Western Territory, 100% of the Actual Cost of such item shall be allocated to East or West, as applicable;

                  (b) To the extent a specific percentage of use of such item can be determined (e.g., 70% for West and 30% for East), that specific percentage of the Actual Cost of such item will be allocated to East or West, as applicable; and

                  (c) All other portions of the Actual Cost of any item that cannot be allocated pursuant to clause (a) or (b) above shall be allocated between East and West in proportion to their relative share of Annual Revenue for the immediately preceding fiscal year.

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                  5.2      Non-Cash Cost Allocation. The actual, fully burdened
cost of any item relating to any Shared Services or Shared Assets that does not result in a direct, out of pocket cash expense may be allocated to East and West for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles, based on the Allocation Percentage principles described in Section
5.1 hereof.

                                   ARTICLE VI.
                         ADVERTISING REVENUE ALLOCATION

                  6.1 Revenue Allocation Formula. Notwithstanding Qwest Corporation's and Qwest Communications, Inc.'s actual advertising purchases under the Advertising Agreement, the Advertising Revenue shall be allocated 42% to East and 58% to West.

                                  ARTICLE VII.
                    PAYMENT OF COST AND REVENUE SHARE; TAXES

                  7.1 Settlement Payments. At any time during the Term, any Party may make payment of the amounts that are allocable to such Party as a result of (i) the cost allocation in accordance with Section 5.1 hereof and (ii) the revenue allocation in accordance with Article VI hereof, regardless of whether an invoice pursuant to Section 7.3 hereof has been issued with respect to such amounts.

                  7.2 Monthly Statements. Within twenty (20) days following the end of each month during the Term, each Service Provider shall furnish the other Parties hereto with a written statement with respect to the Actual Cost paid by it in respect of Shared Services and Shared Assets provided by it and the Advertising Revenue paid to it, in each case, during such month, setting forth (i) the cost allocation in accordance with Article V hereof, (ii) the revenue allocation in accordance with Article VI hereof and (iii) the amounts paid pursuant to Section 7.1 hereof, together with such other data and information necessary to complete the items described in Section 7.3 hereof (hereinafter referred to as the "Monthly Report").

                  7.3      Determination and Payment of Cost and Revenue Share.

                  (a) Within ten (10) days of the submission of the Monthly Report described in Section 7.2 hereof, the Parties shall (i) agree on the cost and revenue share of each of the Parties as calculated pursuant to the provisions of this Agreement; and (ii) prepare and issue invoices for the cost and revenue share payments that are payable by any of the Parties.

                  (b) Within ten (10) days of preparation of the agreement and the issuance of the cost and revenue allocation invoice described in Section 7.3(a), the Parties shall promptly make payment of the amounts that are set forth on such cost allocation invoice.

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                  7.4      Taxes.

                  (a) Recipient is responsible for and will pay all Taxes applicable to the Shared Services and the Shared Assets provided to Recipient, provided, that such payments by Recipient to Service Provider will be made in the most tax-efficient manner and provided further, that Service Provider will not be subject to any liability for Taxes applicable to the Shared Services and the Shared Assets as a result of such payment by Recipient. Service Provider will collect such Tax from Recipient in the same manner it collects such Taxes from other customers in the ordinary course of Service Provider's business, but in no event prior to the time it invoices Recipient for the Shared Services and Shared Assets, costs for which such Taxes are levied. Recipient may provide Service Provider with a certificate evidencing its exemption from payment of or liability for such Taxes.

                  (b) Service Provider will reimburse Recipient for any Taxes collected from Recipient and refunded to Service Provider. In the event a Tax is assessed against Service Provider that is solely the responsibility of Recipient and Recipient desires to protest such assessment, Recipient will submit to Service Provider a statement of the issues and arguments requesting that Service Provider grant Recipient the authority to prosecute the protest in Service Provider's name. Service Provider's authorization will not be unreasonably withheld. Recipient will finance, manage, control and determine the strategy for such protest while keeping Service Provider reasonably informed of the proceedings. However, the authorization will be periodically reviewed by Service Provider to determine any adverse impact on Service Provider, and Service Provider will have the right to reasonably withdraw such authority at any time. Upon notice by Service Provider that it is so withdrawing such authority, Recipient will expeditiously terminate all proceedings. Any adverse consequences suffered by Recipient as a result of the withdrawal will be submitted to arbitration pursuant to Section 11.14. Any contest for Taxes brought by Recipient may not result in any lien attaching to any property or rights of Service Provider or otherwise jeopardize Service Provider's interests or rights in any of its property. Recipient agrees to indemnify Service Provider for all Losses that Service Provider incurs as a result of any such contest by Recipient.

                  (c) The provisions of this Section 7.4 will govern the treatment of all Taxes arising as a result of or in connection with this Agreement notwithstanding any other Article of this Agreement to the contrary.

                                  ARTICLE VIII.
                        SERVICE PROVIDER RESPONSIBILITIES

                  8.1 Service Provider General Obligations. Service Provider will provide the Shared Services and the Shared Assets to Recipient on a non-discriminatory basis and will use commercially reasonable best efforts to provide the Shared Services and the Shared Assets in the same manner as if it were providing such services and assets on its own account (the "Service Standards"). Service Provider will use its commercially reasonable best efforts to conduct its duties hereunder in a lawful manner in compliance

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with applicable laws, statutes, rules and regulations and in accordance with the
Service Standards.

                  8.2 Books and Records; Access to Information. Service Provider will keep and maintain books and records on behalf of Recipient in accordance with past practices and internal control procedures. Recipient will have the right, at any time and from time to time upon reasonable prior notice to Service Provider, to inspect and copy (at its expense) during normal business hours at the offices of Service Provider the books and records relating to the Shared Services and Shared Assets, with respect to Service Provider's performance of its obligations hereunder. This inspection right will include the ability of Recipient's financial auditors to review such books and records in the ordinary course of performing standard financial auditing services for Recipient (but subject to Service Provider imposing reasonable access restrictions to Service Provider's and its Affiliates' proprietary information and such financial auditors executing appropriate confidentiality agreements reasonably acceptable to Service Provider). Service Provider will promptly respond to any reasonable requests for information or access.

                  8.3 Return of Property and Equipment. Upon expiration or termination of this Agreement, Service Provider will be obligated to return to Recipient, as soon as is reasonably practicable, any equipment or other property or materials of Recipient that is in Service Provider's control or possession.

                                   ARTICLE IX.
                              TERM AND TERMINATION

                  9.1 Term. The term of this Agreement will commence as of the Effective Date and will continue in full force and effect until the first anniversary of the Effective Date (the "Term"), unless terminated earlier in accordance with Section 9.2.

                  9.2 Termination. The Parties may terminate this Agreement by mutual written consent at any time prior to the expiration of the Term.

                                   ARTICLE X.
           LIMITED WARRANTY; LIMITATION ON LIABILITY; INDEMNIFICATION

                  10.1 Limited Warranty. Service Provider will perform the Shared Services hereunder in accordance with the Service Standards. Except as specifically provided in this Agreement, Service Provider makes no express or implied representations, warranties or guarantees relating to its performance of the Shared Services and the granting of the Shared Assets under this Agreement, including any warranty of merchantability, fitness, quality, non-infringement of third party rights, suitability or adequacy of the Shared Services and the Shared Assets for any purpose or use or purpose. Service Provider will (to the extent possible and subject to Service Provider's contractual obligations) pass through the benefits of any express warranties received from third parties relating to any Shared Service and Shared Asset, and will (at Recipient's expense) assist Recipient with any warranty claims related thereto.

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                  10.2     Indemnification. Subject to the limitations of
liability set forth in Section 10.4, Service Provider and Recipient will indemnify and hold each other harmless against all Losses resulting from: (i) such Party's performance or failure to perform, in any material manner, any of its obligations under this Agreement; (ii) the breach by such Party, in any material manner, of any representation, warranty, covenant or agreement contained herein; (iii) loss of or damage to tangible real or tangible personal property (including damage to their property), in any material manner, in each case to the extent that such Loss was proximately caused by any negligent or willful act or omission by the Party from whom indemnity is sought, its agents, employees or subcontractors, in connection with the provision or receipt of the Shared Services or the Shared Assets; (iv) such Party's use of the Shared Services and Shared Assets; (v) the breach by such Party of the license granted in Section 4.1; or (vi) the breach by such party of the Third Party IP Agreements or the Additional IP Agreements.

                  10.3 Notice and Procedures. A Party seeking indemnification pursuant to Section 10.2 (the "Indemnified Party") will give prompt written notice in reasonable detail (the "Notice of Claim") to the indemnifying Party (the "Indemnifying Party") stating the basis of any claim for which indemnification is being sought hereunder within thirty (30) days after its knowledge thereof; provided, however, that the Indemnified Party's failure to provide any such notice to the Indemnifying Party will not relieve the Indemnifying Party of or from any of its obligations hereunder, except to the extent that the Indemnifying Party suffers prejudice as a result of such failure. If the facts giving rise to such indemnification involve an actual or threatened claim by or against a third party:

                  (a) the Parties will cooperate in the prosecution or defense of such claim and will furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith; and

                  (b) the Indemnified Party will make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party without the latter's prior written consent which will not be unreasonably withheld or delayed, and the Indemnifying Party will not be liable for the amount of any settlement affected without its prior written consent.

                  10.4 Consequential Damages. Except with respect to a Party's fraud or willful misconduct, and except with respect to damages sought by a third party in connection with a third party claim, none of the Parties, or their Affiliates, will be liable to the other Parties, or their Affiliates, for any damages other than direct damages. Each Party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement, except with respect to such claims and damages arising directly out of a Party's fraud or willful misconduct, or with respect to damages sought by third parties in connection with third party claims.

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                                   ARTICLE XI.
                                  MISCELLANEOUS

                  11.1 No Partnership or Joint Venture; Independent Contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between or among Dex Media, East, West or their respective successors or assigns. The Parties understand and agree that, with the exception of the procurement by Service Provider of licenses or other rights on behalf of Recipient pursuant to Section 4.1, this Agreement does not make any of them an agent or legal representative of the other for any purpose whatsoever. With the exception of the procurement by Service Provider of licenses or other rights on behalf of Recipient pursuant to Section 4.1, no Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge that Service Provider is an independent contractor with respect to Recipient in all respects, including with respect to the provision of the Shared Services.

                  11.2 Amendments; Waivers. Except as expressly provided herein, this Agreement may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by all of the Parties affected and then only to the specific purpose, extent and instance so provided. No failure on the part of any Party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

                  11.3 Schedules and Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

                  11.4 Further Assurances. Each Party will take such actions as any other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

                  11.5 Governing Law. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

                  11.6 Assignment. Except as otherwise provided hereunder, neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Parties.

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                  11.7     Headings. The descriptive headings of the Articles,
Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  11.8 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

                  11.9 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each Party and its successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  11.10 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent for overnight delivery by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other Parties will, unless another address is specified by such Parties in writing, be sent to the addresses indicated below:

         If to East, addressed to:

         Dex Media East LLC
         198 Inverness Drive West, Eighth Floor
         Englewood, Colorado 80112
         Attention:  General Counsel
         Fax:  (303) 784-1915

         If to Dex Media, addressed to:

         Dex Media, Inc.
         198 Inverness Drive West, Eighth Floor
         Englewood, Colorado 80112
         Attention:  General Counsel
         Fax:  (303) 784-1915

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         If to West, addressed to:

         Dex Media West LLC
         198 Inverness Drive West, Eight Floor
         Englewood, CO 80112
         Attention:  General Counsel
         Fax:  (303) 784-1915

                  11.11 Expenses. Except as otherwise provided herein, the Parties will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

                  11.12 Waiver. No failure on the part of any Party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

                  11.13 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

                  11.14 Arbitration; Jurisdiction. Any dispute, controversy or claim arising under or related to this Agreement, regardless of the legal theory upon which it is based, will be settled by final, binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., in accordance with the American Arbitration Association Commercial Arbitration Rules. Nothing herein will, however, prohibit a Party from seeking temporary or preliminary injunctive relief in a court of competent jurisdiction. In any arbitration, the number of arbitrators will be three. If all three Parties to this Agreement are parties to the arbitration, each of the three Parties shall have the right to appoint one arbitrator. If only two Parties to this Agreement are parties to the arbitration, each of the Parties shall have the right to appoint one arbitrator, who will together appoint a third neutral arbitrator within thirty (30) days after the appointment of the last party-designated arbitrator. All arbitration proceedings will take place in Denver, Colorado. The arbitrators will be entitled to award monetary and equitable relief, including specific performance and other injunctive relief; provided, however, that only damages allowed pursuant to this Agreement may be awarded. Except as otherwise expressly provided in this Section 11.14, each Party will bear the expenses of its own counsel and will jointly bear the expenses of the arbitrators. The arbitrators will allocate the remaining costs of the arbitration proceeding. The Parties agree that the arbitrators will include, as an item of damages, the costs of arbitration, including reasonable legal fees and expenses, incurred by the prevailing party if the arbitrators determine that either (a) the non-prevailing party did not act in good faith when disputing its liability hereunder to the prevailing party or when initiating a claim against the prevailing party; or (b) the prevailing party has had to resort to arbitration with respect to a substantially similar claim more than twice in any thirty-six
(36) month period. Should it become necessary to resort or respond to court proceedings to enforce a Party's compliance with this Section

                                       15

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11.14, such proceedings will be brought only in the federal or state courts located in the State of Colorado, which will have exclusive jurisdiction to resolve any disputes with respect to this Agreement, with each Party irrevocably consenting to the jurisdiction thereof. If the court directs or otherwise requires compliance herewith, then all costs and expenses, including reasonable attorneys' fees incurred by the Party requesting such compliance, will be reimbursed by the non-complying Party to the requesting Party.

                  11.15 General Rules of Construction. For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this
Agreement: (i) the terms defined in Article I have the meanings assigned to them in Article I and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP; (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) "or" is not exclusive; (vii) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (viii) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (ix) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

                                       16

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         IN WITNESS HEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                    DEX MEDIA, INC.

                                    By:       /s/ Frank Eichler
                                       -----------------------------
                                    Name:  Frank Eichler
                                    Title: Senior Vice President

                                    DEX MEDIA EAST LLC

                                    By:       /s/ Frank Eichler
                                       -----------------------------
                                    Name:  Frank Eichler
                                    Title: Senior Vice President

                                    DEX MEDIA WEST LLC

                                    By:       /s/ Frank Eichler
                                       -----------------------------
                                    Name:  Frank Eichler
                                    Title: Senior Vice President